UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2015

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida

(Address of principal executive offices)

32224

(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 2, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (“Board”) of Landstar System, Inc. (the “Company”) approved the execution of a Key Executive Employment Protection Agreement for Kevin Stout, Vice President and Chief Financial Officer of the Company. Consistent with the Key Executive Employment Protection Agreements with the Company’s other senior executive officers, the agreement is intended to assure that Mr. Stout will have a minimum level of personal financial security in the context of a change in control transaction to avoid undue distraction due to the risks of job security, and to enable him to act in the best interests of stockholders without being influenced by his economic interests. The agreement provides certain severance benefits in the event of a change in control of the Company. Generally, (i) if on or before the second anniversary of a “change in control” (x) the Company terminates Mr. Stout’s employment for any reason other than for “cause” or “disability” or (y) he voluntarily terminates his employment for “good reason” or (ii) if his employment is terminated by the Company for any reason other than death, “disability” or “cause” or by him for “good reason” after the execution of a definitive agreement with respect to a change in control transaction but prior to the consummation thereof, and the transaction contemplated by such definitive agreement is subsequently consummated, Mr. Stout will be entitled to severance benefits consisting of a lump sum cash amount equal to two times the sum of (A) his annual base salary and (B) the amount that would have been payable to him as an annual “target” incentive compensation bonus for the year in which the change in control occurs, determined by multiplying his annual base salary by his total “participant’s percentage participation” established for such year under the Company’s Executive Incentive Compensation Plan (or any successor plan thereto). The agreement also provides for continuation of medical benefits for up to one year from the date of Mr. Stout’s employment termination, and a pro rata payout of the “target” annual bonus amount for the year of termination.

The Compensation Committee also approved an increase in the severance benefit to which the Company’s President and Chief Executive Officer, Mr. James Gattoni, is entitled to receive under his Key Executive Employment Protection Agreement. As revised, (i) if on or before the second anniversary of a “change in control” (x) the Company terminates Mr. Gattoni’s employment for any reason other than for “cause” or “disability” or (y) he voluntarily terminates his employment for “good reason” or (ii) if his employment is terminated by the Company for any reason other than death, “disability” or “cause” or by him for “good reason” after the execution of a definitive agreement with respect to a change in control transaction but prior to the consummation thereof, and the transaction contemplated by such definitive agreement is subsequently consummated, Mr. Gattoni will be entitled to severance benefits consisting of a lump sum cash amount equal to three times the sum of (A) his annual base salary and (B) the amount that would have been payable to him as an annual “target” incentive compensation bonus for the year in which the change in control occurs, determined by multiplying his annual base salary by his total “participant’s percentage participation” established for such year under the Company’s Executive Incentive Compensation Plan (or any successor plan thereto).

The Compensation Committee additionally approved an amendment to the Key Executive Employment Protection Agreements of its senior executive officers (other than Mr. Stout, whose agreement incorporates this provision) to provide that the severance benefits thereunder include a pro rata payout of the “target” annual bonus amount for the year of the executive’s termination.

***

In addition, on December 2, 2015, the Board approved amendments to the Company’s Directors Stock Compensation Plan, Executive Incentive Compensation Plan, and 2011 Equity Incentive Plan to revise the definition of “Fair Market Value” as used in those plans to mean, on any date, the average of the high sales price and the low sales price of a share of the Company’s common stock as reported on the National Association of Securities Dealers Automated Quotation/National Market System (or on such other recognized market or quotation system on which the trading prices of a share of the Company’s common stock are traded or quoted at the relevant time) on such date. In the event that there are no share transactions reported on NASDAQ/NMS (or such other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which share transactions were so reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: December 8, 2015	/s/ L. Kevin Stout
	Name:	L. Kevin Stout
	Title:	Vice President and Chief Financial Officer